Exhibit 99.1

Flux Power Appoints Veteran Technology Leader Krishna Vanka as Chief Executive Officer

New CEO Brings 18 Years of Expertise in Renewable Energy, EV Transition, Fleet Management and Telematics with a Vision to Accelerate the Company’s Growth, Innovation and Scale

Vista, CA — March 10, 2025 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a leading developer of advanced lithium-ion energy storage solutions for the electrification of commercial and industrial equipment, today announced it has appointed Krishna Vanka as Chief Executive Officer. Vanka assumes the position today, on March 10, 2025, to replace Ron Dutt, whose planned retirement was previously announced.

Mr. Vanka is an accomplished executive leader with over 18 years’ experience in building, scaling, managing, and transforming technology companies in sectors such as renewable energy, electric vehicle charging, internet of things (IoT), fleet and asset management, and telematics. He most recently was CEO of Fluence Digital, a part of Fluence Energy, a Nasdaq listed global market leader in energy storage. At Fluence Digital, he was responsible for driving scalable growth, general management, strategic leadership and operational excellence of Fluence’s recurring revenue businesses, including all of its battery energy storage solutions (BESS) and professional services. Prior to Fluence Digital, Mr. Vanka held leadership positions at InCharge Energy, a high-growth firm with solutions for EV Fleet Charging; MyShoperoo, Inc., a digital on-demand platform including optimizing ordering engine; and Telogis, Inc., SaaS location-based applications to manage and optimize mobile resources used by fleet owners and drivers.

“Krishna brings an incredible track record of success, with the experience and industry relationships necessary to lead Flux Power to its next stage of growth by providing leading technology, products and services to Fortune 500 companies with large and distributed operations,” said Dale Robinette, Lead Director of Flux Power. “Following a thorough and thoughtful search process by the Board, I am pleased to announce such a well-qualified leader who can continue our momentum by growing the business into a profitable industry leader in advanced energy solutions. We are confident Krishna is the right person to lead Flux Power forward as it advances its initiatives to create exceptional value for our customers and shareholders.”

Vanka added, “I am thrilled to join Flux Power at this critical juncture of this industry and with all the great foundation built by Ron and the team, we will accelerate our mission of delivering industry leading lithium-ion energy storage solutions. As part of the diligence process, I evaluated the company’s overall potential, as well as the underlying ingredients - talent, technology, customer base, and vision - to make my decision. I can confidently say that we have the right technology at the right time, with the right people, to scale and build Flux Power into a market leader in this space. I look forward to working with the board and this talented team to build and execute the strategy that will drive our company forward.”

1 | Page
2685 S Melrose Drive, Vista, CA 92081 | 877-505-3589 | fluxpower.com

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Accordingly, statements are not guarantees of future results. Some of the important factors that could cause Flux Power’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: risks and uncertainties, related to Flux Power’s business, results and financial condition; plans and expectations with respect to access to capital and outstanding indebtedness; Flux Power’s ability to comply with the terms of the existing credit facilities to obtain the necessary capital from such credit facilities; Flux Power’s ability to raise capital; Flux Power’s ability to continue as a going concern. Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, cancellation of purchase orders, deferral of shipments, Flux Power’s ability to improve its gross margins, or achieve breakeven cash flow or profitability, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and changes in pricing. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Follow us at:

Blog: Flux Power Blog

News: Flux Power News

Twitter: @Flux__Power

LinkedIn: Flux Power

Contacts

Media & Investor Relations:

media@fluxpower.com

info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

FLUX@mzgroup.us

www.mzgroup.us

2 | Page
2685 S Melrose Drive, Vista, CA 92081 | 877-505-3589 | fluxpower.com